From:  Atlantic Technology Ventures, Inc.
       Dan Klores Associates, Inc.
       Public Relations -- Tel: (212) 685-4300
       Contact: Vito A. Turso (212) 981-5156 or Michael Paluszek (212) 981-5149
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FOR IMMEDIATE RELEASE


            Atlantic Technology Ventures Repurchases and Cancels All
                     Shares of its Series B Preferred Stock


NEW YORK, March 14, 2001 -- Atlantic Technology Ventures, Inc. (NASDAQ: ATLC), a company engaged in developing and commercializing a portfolio of patented technologies, announced today that pursuant to stock repurchase agreement No. 2 between BH Capital Investments, L.P. and Excalibur Limited Partnership, leading international institutional investors headquartered in Toronto, Ontario, Canada (the "Investors") and Atlantic (that agreement, "Repurchase Agreement No. 2"), Atlantic repurchased from the Investors, for an aggregate purchase price of $617,066.67, all 165,518 shares of Atlantic's Series B convertible preferred stock held by the Investors.

The repurchase price represents 125% of the purchase price originally paid by the Investors for the repurchased shares, as well as an amount equal to the annual dividend on the Series B preferred stock at a rate per share of 8% of the original purchase price. The repurchased shares constitute all remaining outstanding shares of Series B convertible preferred stock; Atlantic has cancelled those shares.

"This stock repurchase allowed us to clean up our capital structure by eliminating an entire class of preferred stock, thereby making the company's common stock more attractive to the market," said Frederic P. Zotos, Atlantic's President. "This repurchase is a success for both the Investors and Atlantic. While the Investors received an attractive short term return on their investment, Atlantic was able to use their funds as working capital for five months until we received $2.4 million from our sale of substantially all the assets of Optex Ophthalmologics, Inc., Atlantic's 80%-owned subsidiary, to Bausch & Lomb Incorporated (NYSE: BOL). Now we have sufficient additional capital to enable us to continue advancing our technologies throughout this year, when we anticipate receiving significant revenues from some of these technologies."

In addition, in Repurchase Agreement No. 2 the parties terminated the main obligations of Atlantic under the convertible preferred stock and warrants purchase agreement dated September 28, 2000, between Atlantic and the Investors, as amended (the "Purchase Agreement"). Included among the obligations terminated were the following:

         o Atlantic's obligation to repurchase at the option of the Investors, upon the occurrence of any of a list of "Repurchase Events," shares of Series B preferred stock, shares of Atlantic's common stock issued upon conversion thereof, or shares of Atlantic's common stock issued upon exercise of warrants granted to the Investors;

         o Atlantic's obligation to pay a penalty if trading in Atlantic common stock is suspended or prohibited;

         o Atlantic's obligation to give the Investors, during the period ending September 28, 2001, a right of first refusal if Atlantic receives any written offers to purchase any of Atlantic's securities; and

         o Atlantic's obligation not to sell any securities or incur any indebtedness outside the ordinary course of business until March 28, 2001.

Atlantic considers to be of little significance the obligations of Atlantic that survive. Those obligations relate to the following matters:

         o maintaining the effectiveness of the registration statement covering resale of shares of Atlantic's common stock issued to the Investors upon conversion of any of their shares of Atlantic's Series B preferred stock or upon exercise of warrants granted to the Investors;

         o        maintaining the listing of Atlantic's common stock;

         o keeping Atlantic's common stock registered under the Securities Exchange Act of 1934; and

         o        preserving the corporate existence of Atlantic.

Atlantic's repurchase of the remaining shares of Series B preferred stock and termination of its obligations under the Purchase Agreement represent the last in a series of transactions relating to the Purchase Agreement. For instance, on December 4, 2000, Atlantic repurchased 482,760 shares of Series B preferred stock from the Investors. For a description of the Purchase Agreement and related transactions, see Atlantic's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000, and Atlantic's Current Reports on Form 8-K filed with the SEC on December 11, 2000, December 29, 2000, January 24, 2001, and January 30, 2001.

Atlantic Technology Ventures, Inc.

Atlantic Technology Ventures, Inc. is a publicly held venture capital company specializing in early-stage breakthrough technologies and rapidly incubating these through a definitive proof-of-principle. Atlantic currently has four technology investments: Catarex, a device for cataract removal; CT-3, a synthetic derivative of marijuana for treating pain and inflammation; TeraComm Research, an HTS fiberoptic transceiver; and 2-5A antisense enhancing technology.

Safe Harbor Statement

Cautionary statement under the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: This press release contains certain forward-looking statements that relate to future scientific, business and financial performance. These statements are only predictions and are subject to a number of risks and uncertainties that may cause the actual events or results to differ from those discussed or implied in these statements. These risks and uncertainties include competition from other manufacturers of related technologies, the unavailability of any necessary intellectual property rights possessed by third parties, and certain of those risks described in Atlantic's most recent report on Form 10-KSB with the Securities and Exchange Commission.

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